10f-3 REPORT

HIGH INCOME OPPORTUNITY FUND INC.

May 1, 2004 through July 31,2004

			Trade						 % of
Issuer			Date	Selling Dealer		Amount	Price	issuer

Hanover Compressor	05/25/04 J.P. Morgan Chase $1,725,000	$100.000 0.86%

Iasis Healthcare	06/10/04 Bank of America    2,600,000 	100	 7.37A
		Securities

(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

A- Includes purchases of $32,400,000 by other affiliated mutual funds and discretionary accounts.